UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MACROVISION SOLUTIONS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	26-1739297
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2830 De La Cruz Boulevard

Santa Clara, CA 95050

(Address of Principal Executive Offices)

MACROVISION SOLUTIONS CORPORATION 2008 EQUITY INCENTIVE PLAN

MACROVISION SOLUTIONS CORPORATION 2008 EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plans)

Alfred J. Amoroso

Chief Executive Officer and President

Macrovision Solutions Corporation

2830 De La Cruz Boulevard

Santa Clara, CA 95050

(Name and Address of Agent For Service)

(408) 562-8400

(Telephone Number, Including Area Code, of Agent For Service)

With copy to:

Jon E. Gavenman, Esq.

Heller Ehrman LLP

275 Middlefield Road

Menlo Park, CA 94025

Telephone: (650) 324-7000

Facsimile: (650) 324-0638

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.001 par value (2008 Equity Incentive Plan)	14,300,000	$14.56 (2)	$208,208,000	$8,182.57
Common Stock $0.001 par value (2008 Employee Stock Purchase Plan)	7,500,000	$12.38 (3)	$92,850,000	$3,649.01
Total	21,800,000		$301,058,000	$11,831.58

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(h) under the Securities Act, based on the average of the high and low prices of Macrovision Solution Corporation’s Common Stock as reported on the Nasdaq Global Select Market on July 16, 2008.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, based upon 85% of the average of the high and low sales prices of Macrovision Solutions Corporation’s Common Stock on July 16, 2008, as reported on the Nasdaq Global Select Market. Under the terms of the Macrovision Solutions Corporation 2008 Employee Stock Purchase Plan, shares of Common Stock are purchased at 85% of the lesser of the fair market value of such shares on the first day of the applicable Offering Period or on the last day of the respective Purchase Period.

Explanatory Note: This Registration Statement on Form S-8 (the “Registration Statement”) relates to the issuance of up to 21,800,000 shares of Common Stock of Macrovision Solutions Corporation (the “Registrant”), of which 14,300,000 shares are issuable pursuant to the 2008 Equity Incentive Plan and 7,500,000 shares are issuable pursuant to the 2008 Employee Stock Purchase Plan. The Registrant is a successor to Macrovision Corporation, a Delaware corporation (“Macrovision”) and Gemstar-TV Guide International, Inc., a Delaware corporation (“Gemstar”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933. In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed or to be filed with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(a)	Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”);

(b)	Registrant’s Current Reports on Form 8-K filed on May 5, 2008, May 7, 2008, June 3, 2008, June 10, 2008 and July 21, 2008 and Form 8-K/A filed on May 7, 2008;

(c)	Macrovision’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007 filed pursuant to Section 13(a) of the Exchange Act;

(d)	Macrovision’s Current Reports on Form 8-K filed on January 3, 2008, January 4, 2008, January 14, 2008, February 14, 2008, February 21, 2008, February 29, 2008, April 3, 2008, April 8, 2008, April 15, 2008, April 17, 2008 and April 18, 2008 and Form 8-K/A filed on April 7, 2008;

(e)	Gemstar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed pursuant to Section 13(a) of the Exchange Act;

(f)	Gemstar’s Current Reports on Form 8-K filed on January 7, 2008, January 14, 2008, February 14, 2008, March 7, 2008, March 13, 2008 and March 28, 2008.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

The following summary is a description of the material terms of the Registrant’s capital stock, is subject in all respects to the applicable provisions of the Delaware General Corporation Law and is qualified in its entirety by reference to the Registrant’s certificate of incorporation, as amended, and the Registrant’s bylaws. The Registrant’s Common Stock is registered under Section 12(b) of the Exchange Act.

Common Stock

The Registrant is authorized to issue up to 250 million shares of Common Stock.

Each holder of Common Stock of the Registrant will be entitled to one vote per share. Subject to the rights, if any, of the holders of any series of Preferred Stock if and when issued and subject to applicable law, all voting rights are vested in the holders of shares of the Registrant’s Common Stock. Holders of shares of the Registrant’s Common Stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares will not be able to elect any directors.

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Registrant, the holders of the Registrant’s Common Stock will be entitled to share equally in any of the assets available for distribution after the Registrant has paid in full all of its debts and after the holders of all series of the Registrant’s outstanding Preferred Stock have received their liquidation preferences in full.

The issued and outstanding shares of the Registrant’s Common Stock are fully paid and nonassessable. Holders of shares of the Registrant’s Common Stock are not entitled to preemptive rights. Shares of the Registrant’s Common Stock are not convertible into shares of any other class of capital stock.

Preferred Stock

The Registrant’s board of directors is authorized, without further stockholder action, to issue up to 5,000,000 shares of Preferred Stock, in one or more series, and to determine the voting powers and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, of each series. In addition, the board of directors of the Registrant is authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock.

Subject to the determination of the Registrant’s board of directors in any certificate of designations for a series of Preferred Stock, the Registrant’s Preferred Stock would generally have preference over the Registrant’s Common Stock with respect to the payment of dividends and the distribution of assets in the event of a liquidation or dissolution of the Registrant.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers

Delaware corporate law provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, the provision may not eliminate or limit the liability of a director for breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, unlawful payments of dividends, certain stock repurchases or redemptions or any transaction from which the director derived an improper personal benefit.

The certificate of incorporation of the Registrant provides that a director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exemption from or limitation of liability is not permitted under Delaware law. During the time that the Registrant is subject to Section 2115 of the California Corporations Code, the liability of each and every director of the Registrant for monetary damages shall be eliminated to the fullest extent permissible under California law.

Delaware corporate law provides that, subject to certain limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests and in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Delaware corporate law also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by Delaware corporate law to indemnify such person for reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that person is not entitled to be so indemnified.

The Registrant’s certificate of incorporation permits the Registrant to indemnify any director or officer of the Registrant to the fullest extent permitted by California law. The Registrant’s certificate of incorporation permits the Registrant to indemnify any agents through by-law provisions, agreements, vote of the stockholders or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code and Section 145 of the Delaware General Corporation Law, subject to limitations set forth in Section 204 of the California Corporations Code and applicable Delaware law (statutory or nonstatutory).

The Registrant’s bylaws require the Registrant to indemnify, to the maximum extent permitted by the General Corporation Law of Delaware, any person who was or is a party or is threatened to be made a party (i) to any proceeding attributable to the fact that he is or was a director or officer of the corporation, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, including service with respect to an employee benefit plan, (ii) to any proceeding attributable to any action taken by such person in any such capacity, or (iii) to any proceeding brought by or in the right of the corporation to procure a judgment in its favor in whole or in part attributable to subsections (i) and (ii) above, against expenses (including attorneys’ fees) and losses, claims, liabilities, judgments, fines and amounts paid in settlement incurred by him or on his behalf in connection with such proceeding if he acted in good faith and not opposed to the best interests of the Registrant, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

The Registrant may, by action of the board of directors, grant rights to indemnification and payment of expenses to employees and agents of the corporation with the same scope and effect as the provisions of indemnification of directors and officers of the corporation described above.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

5.1	Opinion of Heller Ehrman LLP

10.1	Macrovision Solutions Corporation 2008 Equity Incentive Plan

10.2	Macrovision Solutions Corporation 2008 Employee Stock Purchase Plan

23.1	Consent of Heller Ehrman LLP (filed as part of Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm for Macrovision Solutions Corporation and Macrovision Corporation

23.3	Consent of Independent Registered Public Accounting Firm for Gemstar-TV Guide International, Inc.

24.1	Power of Attorney (see signature page)

Item 9.	Undertakings

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement ; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

B. The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Clara, State of California, 23rd day of July, 2008.

MACROVISION SOLUTIONS CORPORATION

By:	/s/ Alfred J. Amoroso
Alfred J. Amoroso
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Alfred J. Amoroso and James Budge, and each of them, his attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Alfred J. Amoroso	President, Chief Executive Officer and	July 23, 2008
Alfred J. Amoroso	Director (Principal Executive Officer)

/s/ James Budge	Chief Financial Officer (Principal Financial	July 23, 2008
James Budge	Officer and Principal Accounting Officer)

/s/ Alan L. Earhart	Director	July 17, 2008
Alan L. Earhart

/s/ Andrew K. Ludwick	Director	July 17, 2008
Andrew K. Ludwick

/s/ Robert J. Majteles	Director	July 23, 2008
Robert J. Majteles

/s/ James E. Meyer	Director	July 18, 2008
James E. Meyer

/s/ James P. O’Shaughnessy	Director	July 22, 2008
James P. O’Shaughnessy

/s/ Ruthann Quindlen	Director	July 21, 2008
Ruthann Quindlen

Index to Exhibits

5.1	Opinion of Heller Ehrman LLP

10.1	Macrovision Solutions Corporation 2008 Equity Incentive Plan

10.2	Macrovision Solutions Corporation 2008 Employee Stock Purchase Plan

23.1	Consent of Heller Ehrman LLP (filed as part of Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm for Macrovision Solutions Corporation and Macrovision Corporation

23.3	Consent of Independent Registered Public Accounting Firm for Gemstar-TV Guide International, Inc.

24.1	Power of Attorney (see signature page)